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                                 AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES

                            SCHEDULE SETTING FORTH THE COMPUTATION OF EARNINGS PER SHARE                               Exhibit 11

                                                12/31/93                12/31/92                  12/31/91
                                          ---------------------    --------------------      ---------------------
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Weighted average number of shares
 outstanding:
  4% Preferred.......................        223,997                 237,701                    247,517
  6-1/2% Preferred...................      1,365,155               1,530,415                  1,566,248
  Class A............................     15,501,489              14,937,184                 14,780,929
  Common.............................      3,000,000               3,000,000                  3,000,000
                                         ===========             ===========                ===========


Weighted average number of shares
 outstanding assuming conversion of
  preferred stock into Class A shares:
  Class A............................     20,717,000    87.35%    20,717,000    87.35%       20,717,000    87.35%
  Common.............................      3,000,000    12.65      3,000,000    12.65         3,000,000    12.65
                                         -----------   ------    -----------    ------      -----------   ------
                                          23,717,000   100.00%    23,717,000   100.00%       23,717,000   100.00%
                                         ===========   ======    ===========   ======       ===========   ======


Income before extraordinary income...    $ 5,208,000             $10,324,000                $   400,000
Cumulative effect on prior years of
 change in accounting principle......     (4,982,000)                   -                          -
Extraordinary income.................           -                       -                       726,000
                                         -----------             -----------                -----------
 Net income..........................    $   226,000             $10,324,000                $ 1,126,000
                                         ===========             ===========                ===========

Allocation of net income on the basis
 of the respective dividend rights of
 the above classes of stock, pro-rata:
  Class A............................    $   197,000    87.35%   $ 9,018,000    87.35%      $   984,000    87.35%
  Common.............................         29,000    12.65      1,306,000    12.65           142,000    12.65
                                         -----------   ------    -----------   ------       -----------   ------
                                         $   226,000   100.00%   $10,324,000   100.00%      $ 1,126,000   100.00%
                                         ===========   ======    ===========   ======       ===========   ======

Earnings per Class A share:
 Income before extraordinary income..           $.22                    $.44                       $.02
 Cumulative effect on prior years of
  change in accounting principle.....           (.21)                     -                          -
 Extraordinary income................             -                       -                         .03
                                                ----                    ----                       ----
 Net income..........................           $.01                    $.44                       $.05
                                                ====                    ====                       ====
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